Stillhouse VININGS

Equity Residential

Fourth Quarter 2024

Earnings Release and Supplemental Information

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Member of
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Nareit
Leader in the Light® Awards
2024 Recipient
Residential
Equity Residential

ESG 2024
REGIONAL
TOP RATED

Investor Relations
Marty McKenna
(312) 474-1300
investorrelations@eqr.com

Fourth Quarter 2024 Results

Corporate Headquarters:
Two North Riverside Plaza
Chicago, IL 60606
(312) 474-1300

Information included in this supplemental package is unaudited.

NEWS RELEASE - FOR IMMEDIATE RELEASE

February 3, 2025

Equity Residential Reports Fourth Quarter 2024 Results

Provides 2025 Guidance

Chicago, IL – February 3, 2025 - Equity Residential (NYSE: EQR) today reported results for the quarter and year ended December 31, 2024 and has posted a Q4 2024 Management Presentation to its website as referenced below.

Fourth Quarter 2024 Results

All per share results are reported as available to common shares/units on a diluted basis.

	Quarter Ended December 31,
	2024	2023	$ Change	% Change
Earnings Per Share (EPS)	$1.10	$0.82	$0.28	34.1%
Funds from Operations (FFO) per share	$0.97	$1.00	$(0.03)	(3.0%)
Normalized FFO (NFFO) per share	$1.00	$1.00	$-	0.0%

	Year Ended December 31,
	2024	2023	$ Change	% Change
Earnings Per Share (EPS)	$2.72	$2.20	$0.52	23.6%
Funds from Operations (FFO) per share	$3.76	$3.75	$0.01	0.3%
Normalized FFO (NFFO) per share	$3.89	$3.78	$0.11	2.9%

Recent Highlights

•
For the full year of 2024 compared to the full year of 2023, same store revenues increased 3.0%, same store expenses increased 2.9% and same store Net Operating Income (NOI) increased 3.1%.
•
The Company has provided guidance for the full year of 2025 with same store revenue growth expected to be between 2.25% and 3.25%.
•
During the fourth quarter of 2024, the Company acquired three properties, consisting of 795 apartment units, for an aggregate acquisition price of approximately $274.3 million at a weighted average Acquisition Cap Rate of 5.2%. These assets are located in the Company’s Expansion Markets of Atlanta and Denver. Also during the quarter, the company sold seven properties, consisting of 1,629 apartment units, for an aggregate sale price of approximately $610.1 million at a weighted average Disposition Yield of 5.2%.
•
The Company's Board of Trustees has voted to increase the Company's 2025 annual common share dividend by 2.6% to $2.77 per share reflecting confidence in the prospects of the business going forward. All dividend payments remain subject to declaration by the Board of Trustees in its sole discretion.
•
The Company was recognized for its commitment to sustainability with its inclusion in both the Dow Jones Sustainability World and North American Indices. The Company is the first residential REIT to receive this distinction. The Company was also recently honored with Nareit’s Residential Sector Leader in the Light award, further demonstrating its leadership in this area.

“Our 2024 operating results were solid and generally consistent with our expectations. We expect a steady improvement in our same store revenue results as we go through 2025 driven by higher lease rate growth, continued elevated occupancy levels and significant contributions from other income in 2025. Our view is underpinned by an assumption that the economy remains steady and is supported by continuing subdued levels of supply in our mostly coastal footprint, an expectation of

1

positive employment conditions for our higher earning renter demographic and continued value creation by our industry leading operations platform. With new apartment supply in 2026 at decade lows in our coastal markets and declining significantly in our Expansion Markets of Atlanta, Dallas and Denver, the longer term set up for our business is outstanding,” said Mark J. Parrell, Equity Residential’s President and CEO.

Full Year 2025 Guidance

The Company has provided guidance for its full year 2025 same store operating performance, EPS, FFO per share, Normalized FFO per share and transactions as listed below:

Same Store (includes Residential and Non-Residential):
Physical Occupancy	96.2%
Revenue change	2.25% to 3.25%
Expense change	3.5% to 4.5%
NOI change	1.4% to 3.0%

EPS	$3.00 to $3.10
FFO per share	$3.87 to $3.97
Normalized FFO per share	$3.90 to $4.00

Transactions (1):
Consolidated rental acquisitions	$1.5B
Consolidated rental dispositions	$1.0B
Transaction Accretion (Dilution)	(25 basis points)

(1)
The Company expects to fund its acquisition activity with a combination of proceeds from dispositions and/or debt issuance.

The difference between the Company's full year 2024 actual EPS of $2.72 and the full year 2025 EPS guidance midpoint of $3.05 is due primarily to higher expected property sale gains, lower expected other expenses, lower expected non-operating asset gains and the items described below.

The difference between the Company's full year 2024 actual FFO of $3.76 per share and the full year 2025 FFO guidance midpoint of $3.92 per share is due primarily to lower expected other expenses, lower expected non-operating asset gains and the items described below.

The difference between the Company's full year 2024 actual Normalized FFO of $3.89 per share and the full year 2025 Normalized FFO guidance midpoint of $3.95 per share is due primarily to:

Expected Positive/(Negative) Impact
Full Year 2025 vs. Full Year 2024
Residential same store NOI	$0.12
Non-Residential same store NOI	(0.01)
Lease-Up NOI (1)	0.01
2025 and 2024 transaction activity impact on NOI, net (2)	0.05
Interest expense, net (3)	(0.08)
Corporate overhead (4)	(0.02)
Other items	(0.01)
Net	$0.06

(1)
Lease-Up NOI reflects the contribution from consolidated lease-up properties only. The Company does not expect a contribution to growth in 2025 from recently completed unconsolidated joint venture development projects given the current lease-up velocity and cessation of capitalized interest on construction loans. See the income (loss) from investments in unconsolidated entities line item on page 28 for 2025 guidance on this matter.
(2)
Transaction activity impact on NOI, net represents acquisition NOI net of disposition NOI.
(3)
Interest expense, net is driven by higher rates on refinancing and higher balances due to 2024 and 2025 net investment activity.
(4)
Corporate overhead includes property management and general and administrative expenses.

2

The Company has a glossary of defined terms and related reconciliations of Non-GAAP financial measures on pages 29 through 34 of this release. Reconciliations and definitions of FFO and Normalized FFO are provided on pages 7, 31 and 32 of this release.

Results Per Share

The changes in EPS for the quarter and year ended December 31, 2024 compared to the same periods of 2023 are due primarily to higher property sale gains, higher depreciation expense, the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in FFO for the quarter and year ended December 31, 2024 compared to the same periods of 2023 are due primarily to the various adjustment items listed on page 27 of this release and the items described below.

The per share changes in Normalized FFO are due primarily to:

	Positive/(Negative) Impact
	Fourth Quarter 2024 vs. Fourth Quarter 2023	Full Year 2024 vs. Full Year 2023
Residential same store NOI	$0.02	$0.14
Non-Residential same store NOI	-	0.01
Lease-Up NOI	-	0.01
2024 and 2023 transaction activity impact on NOI, net	0.04	0.02
Interest expense, net	(0.03)	(0.04)
Corporate overhead	(0.01)	(0.04)
Other items	(0.02)	0.01
Net	$-	$0.11

Same Store Results

The following table shows the total same store results for the periods presented (includes Residential and Non-Residential).

	Fourth Quarter 2024 vs. Fourth Quarter 2023	Fourth Quarter 2024 vs. Third Quarter 2024	Full Year 2024 vs. Full Year 2023
Apartment Units	75,876	77,016	75,299
Physical Occupancy	96.1% vs. 95.8%	96.1% vs. 96.1%	96.2% vs. 95.9%

Revenues	2.4%	0.4%	3.0%
Expenses	4.3%	(2.0%)	2.9%
NOI	1.6%	1.5%	3.1%

The following table reflects the detail of the change in Same Store Residential Revenues, which is presented on a GAAP basis showing Leasing Concessions on a straight-line basis.

	Fourth Quarter 2024 vs. Fourth Quarter 2023	Fourth Quarter 2024 vs. Third Quarter 2024	Full Year 2024 vs. Full Year 2023
	% Change	% Change	% Change
Same Store Residential Revenues- comparable period
Lease rates	1.8%	0.1%	2.3%
Leasing Concessions	0.0%	0.0%	(0.2%)
Vacancy gain (loss)	0.3%	0.2%	0.4%
Bad Debt, Net (1)	0.2%	0.0%	0.2%
Other (2)	0.2%	0.1%	0.3%
Same Store Residential Revenues- current period	2.5%	0.4%	3.0%

(1)
Change in rental income due to bad debt write-offs and reserves, net of amounts (including governmental rental assistance payments) collected on previously written-off or reserved accounts. The full year 2024 vs. full year 2023 improvement in Bad Debt, Net was less than assumed in the midpoint of our same store revenue guidance range. See page 13 for more detail.
(2)
Includes ancillary income, utility recoveries, early lease termination income, miscellaneous income and other items.

3

See page 12 for detail and reconciliations of Same Store Residential Revenues on a GAAP basis to Same Store Residential Revenues with Leasing Concessions on a cash basis.

Residential Same Store Operating Statistics

The following table includes select operating metrics for Residential Same Store Properties (for 75,299 same store apartment units):

	Q4 2024	Q3 2024	Q4 2023
Physical Occupancy	96.1%	96.1%	95.8%
Percentage of Residents Renewing by quarter	61.3%	56.7%	59.0%

New Lease Change	(4.3%)	(1.2%)	(4.6%)
Renewal Rate Achieved	5.0%	4.6%	5.1%
Blended Rate (1)	1.0%	2.0%	0.7%

(1)
Blended Rates for Established Markets were 1.4%, 2.4% and 0.9% for Q4 2024, Q3 2024 and Q4 2023, respectively. See page 17.

In the fourth quarter of 2024, Physical Occupancy and Blended Rate met our expectations and were consistent with seasonal patterns. For the first quarter of 2025, Blended Rate is expected to be between 1.4% and 2.2%.

Investment Activity

During the fourth quarter of 2024, the Company acquired three properties consisting of 795 apartment units, located in the Company’s Expansion Markets of Atlanta and Denver, for an aggregate acquisition price of approximately $274.3 million at a weighted average Acquisition Cap Rate of 5.2%. The acquired properties are one year old on average. During the fourth quarter of 2024, the Company sold seven properties, located in the Washington, D.C., Seattle, San Francisco and San Diego markets, consisting of 1,629 apartment units, for an aggregate sale price of approximately $610.1 million at a weighted average Disposition Yield of 5.2%. The properties sold during the fourth quarter of 2024 have an average age of 29 years.

During the full year of 2024, the Company acquired 18 properties, consisting of 5,373 apartment units, for an aggregate purchase price of approximately $1.6 billion at a weighted average Acquisition Cap Rate of 5.1%. The acquired properties are five years old on average. Also during the full year of 2024, the Company sold 13 properties consisting of 2,598 apartment units, for an aggregate sale price of approximately $975.6 million at a weighted average Disposition Yield of 5.4%. The properties sold during 2024 have an average age of 35 years.

During 2024, the Company completed four joint venture development projects in its Expansion Markets of Dallas/Ft. Worth and Denver, consisting of 1,262 apartment units, for a total cost of approximately $338.0 million. See the income (loss) from investments in unconsolidated entities line item on page 28 for the Company's 2025 guidance assumption for these and other unconsolidated assets. The Company also commenced construction in 2024 on three joint venture development projects in suburban Boston (two projects) and Seattle, consisting of 1,079 apartment units, for a total anticipated cost of approximately $539.4 million.

“We are particularly pleased with our progress in 2024 in adding almost $2 billion of newer, high quality assets to our Atlanta, Dallas and Denver Expansion Market portfolios, which we funded with a combination of older asset sales and opportunistically sourced long term debt. While operating conditions in these markets continue to be challenging given historically high new supply levels, we remain enthusiastic about the balance these markets will create in our portfolio from the strong rental growth we expect to see in future years once this supply is absorbed,” said Mr. Parrell.

First Quarter 2025 Guidance

The Company has established guidance ranges for the first quarter of 2025 EPS, FFO per share and Normalized FFO per share as listed below:

Q1 2025 Guidance
EPS	$0.63 to $0.67
FFO per share	$0.89 to $0.93
Normalized FFO per share	$0.90 to $0.94

4

The difference between the fourth quarter of 2024 actual EPS of $1.10 and the first quarter of 2025 EPS guidance midpoint of $0.65 is due primarily to lower expected property sale gains and the items described below.

The difference between the fourth quarter of 2024 actual FFO of $0.97 per share and the first quarter of 2025 FFO guidance midpoint of $0.91 per share is due primarily to the items described below.

The difference between the fourth quarter of 2024 actual Normalized FFO of $1.00 per share and the first quarter of 2025 Normalized FFO guidance midpoint of $0.92 per share is due primarily to:

Expected Positive/(Negative) Impact
First Quarter 2025 vs. Fourth Quarter 2024
Residential same store NOI	$(0.03)
2025 and 2024 transaction activity impact on NOI, net	(0.02)
Interest expense, net	0.01
Corporate overhead	(0.03)
Other items	(0.01)
Net	$(0.08)

About Equity Residential

Equity Residential is committed to creating communities where people thrive. The Company, a member of the S&P 500, is focused on the acquisition, development and management of residential properties located in and around dynamic cities that attract affluent long-term renters. Equity Residential owns or has investments in 311 properties consisting of 84,249 apartment units, with an established presence in Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California, and an expanding presence in Denver, Atlanta, Dallas/Ft. Worth and Austin. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, government regulations and competition. These and other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

A live web cast of the Company’s conference call discussing these results will take place tomorrow, Tuesday, February 4, 2025 at 10:00 a.m. CT. In connection with the conference call, the Company is also providing a Management Presentation on its website. Please visit the Investor section of the Company’s website at www.equityapartments.com for the webcast link.

5

Equity Residential

Consolidated Statements of Operations

(Amounts in thousands except per share data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2024	2023	2024	2023
REVENUES
Rental income	$2,980,108	$2,873,964	$766,779	$727,500

EXPENSES
Property and maintenance	529,737	514,575	133,388	123,138
Real estate taxes and insurance	432,089	412,114	111,637	99,507
Property management	132,739	119,804	32,358	29,490
General and administrative	61,653	60,716	12,751	11,581
Depreciation	952,191	888,709	264,150	226,788
Total expenses	2,108,409	1,995,918	554,284	490,504

Net gain (loss) on sales of real estate properties	546,797	282,539	318,968	155,505
Interest and other income	30,329	22,345	3,828	11,049
Other expenses	(74,051)	(29,419)	(14,957)	(8,902)
Interest:
Expense incurred, net	(285,735)	(269,556)	(79,973)	(68,674)
Amortization of deferred financing costs	(7,834)	(8,941)	(2,050)	(1,918)
Income before income and other taxes, income (loss) from investments in unconsolidated entities and net gain (loss) on sales of land parcels	1,081,205	875,014	438,311	324,056
Income and other tax (expense) benefit	(1,256)	(1,148)	(331)	(256)
Income (loss) from investments in unconsolidated entities	(8,974)	(5,378)	(4,109)	(1,531)
Net income	1,070,975	868,488	433,871	322,269
Net (income) loss attributable to Noncontrolling Interests:
Operating Partnership	(28,932)	(26,710)	(11,642)	(9,536)
Partially Owned Properties	(6,212)	(6,340)	(3,114)	(1,041)
Net income attributable to controlling interests	1,035,831	835,438	419,115	311,692
Preferred distributions	(1,613)	(3,090)	(355)	(772)
Premium on redemption of Preferred Shares	(1,444)	—	—	—
Net income available to Common Shares	$1,032,774	$832,348	$418,760	$310,920

Earnings per share – basic:
Net income available to Common Shares	$2.73	$2.20	$1.10	$0.82
Weighted average Common Shares outstanding	378,795	378,773	379,023	379,247

Earnings per share – diluted:
Net income available to Common Shares	$2.72	$2.20	$1.10	$0.82
Weighted average Common Shares outstanding	390,740	390,897	391,195	390,787

Distributions declared per Common Share outstanding	$2.70	$2.65	$0.675	$0.6625

6

Equity Residential

Consolidated Statements of Funds From Operations and Normalized Funds From Operations

(Amounts in thousands except per share and Unit data)

(Unaudited)

	Year Ended December 31,		Quarter Ended December 31,
	2024	2023	2024	2023
Net income	$1,070,975	$868,488	$433,871	$322,269
Net (income) loss attributable to Noncontrolling Interests – Partially Owned Properties	(6,212)	(6,340)	(3,114)	(1,041)
Preferred distributions	(1,613)	(3,090)	(355)	(772)
Premium on redemption of Preferred Shares	(1,444)	—	—	—
Net income available to Common Shares and Units	1,061,706	859,058	430,402	320,456

Adjustments:
Depreciation	952,191	888,709	264,150	226,788
Depreciation – Non-real estate additions	(3,791)	(4,268)	(952)	(977)
Depreciation – Partially Owned Properties	(2,132)	(2,130)	(487)	(531)
Depreciation – Unconsolidated Properties	7,191	2,860	3,310	939
Net (gain) loss on sales of unconsolidated entities - operating assets	(515)	—	195	—
Net (gain) loss on sales of real estate properties	(546,797)	(282,539)	(318,968)	(155,505)
Noncontrolling Interests share of gain (loss) on sales of real estate properties	1,857	2,336	1,857	—
FFO available to Common Shares and Units	1,469,710	1,464,026	379,507	391,170

Adjustments (see note for additional detail):
Write-off of pursuit costs	5,155	3,647	3,250	908
Debt extinguishment and preferred share redemption (gains) losses	1,444	1,143	—	—
Non-operating asset (gains) losses	(16,311)	(13,323)	1,141	(8,588)
Other miscellaneous items	61,608	21,588	8,176	6,757
Normalized FFO available to Common Shares and Units	$1,521,606	$1,477,081	$392,074	$390,247

FFO	$1,472,767	$1,467,116	$379,862	$391,942
Preferred distributions	(1,613)	(3,090)	(355)	(772)
Premium on redemption of Preferred Shares	(1,444)	—	—	—
FFO available to Common Shares and Units	$1,469,710	$1,464,026	$379,507	$391,170
FFO per share and Unit – basic	$3.77	$3.75	$0.97	$1.00
FFO per share and Unit – diluted	$3.76	$3.75	$0.97	$1.00

Normalized FFO	$1,523,219	$1,480,171	$392,429	$391,019
Preferred distributions	(1,613)	(3,090)	(355)	(772)
Normalized FFO available to Common Shares and Units	$1,521,606	$1,477,081	$392,074	$390,247
Normalized FFO per share and Unit – basic	$3.91	$3.79	$1.01	$1.00
Normalized FFO per share and Unit – diluted	$3.89	$3.78	$1.00	$1.00

Weighted average Common Shares and Units outstanding – basic	389,425	389,954	389,560	389,844
Weighted average Common Shares and Units outstanding – diluted	390,740	390,897	391,195	390,787

Note: See Adjustments from FFO to Normalized FFO for additional detail regarding the adjustments from FFO to Normalized FFO. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

7

Equity Residential

Consolidated Balance Sheets

(Amounts in thousands except for share amounts)

(Unaudited)

	December 31,	December 31,
	2024	2023
ASSETS
Land	$5,606,531	$5,581,876
Depreciable property	24,039,412	22,938,426
Projects under development	261,706	78,036
Land held for development	63,142	114,300
Investment in real estate	29,970,791	28,712,638
Accumulated depreciation	(10,412,463)	(9,810,337)
Investment in real estate, net	19,558,328	18,902,301
Investments in unconsolidated entities[1]	386,531	282,049
Cash and cash equivalents	62,302	50,743
Restricted deposits	97,864	89,252
Right-of-use assets	455,445	457,266
Other assets	273,706	252,953
Total assets	$20,834,176	$20,034,564

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$1,630,690	$1,632,902
Notes, net	5,947,376	5,348,417
Line of credit and commercial paper	543,679	409,131
Accounts payable and accrued expenses	99,347	87,377
Accrued interest payable	74,176	65,716
Lease liabilities	304,897	311,640
Other liabilities	310,559	272,596
Security deposits	75,611	69,178
Distributions payable	263,494	259,231
Total liabilities	9,249,829	8,456,188

Commitments and contingencies

Redeemable Noncontrolling Interests – Operating Partnership	338,563	289,248
Equity:
Shareholders' equity:
Preferred Shares of beneficial interest, $0.01 par value; 100,000,000 shares authorized; 343,100 shares issued and outstanding as of December 31, 2024 and 745,600 shares issued and outstanding as of December 31, 2023	17,155	37,280
Common Shares of beneficial interest, $0.01 par value; 1,000,000,000 shares authorized; 379,475,383 shares issued and outstanding as of December 31, 2024 and 379,291,417 shares issued and outstanding as of December 31, 2023	3,795	3,793
Paid in capital	9,611,826	9,601,866
Retained earnings	1,407,570	1,437,185
Accumulated other comprehensive income (loss)	4,214	5,704
Total shareholders’ equity	11,044,560	11,085,828
Noncontrolling Interests:
Operating Partnership	201,942	202,306
Partially Owned Properties	(718)	994
Total Noncontrolling Interests	201,224	203,300
Total equity	11,245,784	11,289,128
Total liabilities and equity	$20,834,176	$20,034,564

1 Includes $324.0 million and $220.2 million in unconsolidated projects (primarily development) as of December 31, 2024 and December 31, 2023, respectively. See Development and Lease-Up Projects for additional detail on unconsolidated projects.

8

Equity Residential Portfolio Summary As of December 31, 2024

			% of Stabilized	Average
		Apartment	Budgeted	Rental
Markets/Metro Areas	Properties	Units	NOI	Rate
Established Markets:
Los Angeles	58	14,733	16.7%	$2,942
Orange County	12	3,718	4.7%	2,949
San Diego	11	2,649	3.7%	3,189
Subtotal – Southern California	81	21,100	25.1%	2,974

Washington, D.C.	43	13,846	15.1%	2,788
San Francisco	40	11,315	14.8%	3,351
New York	34	8,536	14.1%	4,690
Boston	27	7,237	11.3%	3,643
Seattle	42	8,854	9.9%	2,636
Subtotal – Established Markets	267	70,888	90.3%	3,232

Expansion Markets:
Denver	15	4,408	4.0%	2,369
Atlanta	14	4,356	3.1%	2,020
Dallas/Ft. Worth	12	3,855	2.3%	1,965
Austin	3	742	0.3%	1,754
Subtotal – Expansion Markets	44	13,361	9.7%	2,105
Total	311	84,249	100.0%	$3,056

	Properties	Apartment Units
Wholly Owned Properties	295	80,331
Partially Owned Properties – Consolidated	12	2,656
Partially Owned Properties – Unconsolidated	4	1,262
	311	84,249

Note: Projects under development are not included in the Portfolio Summary until construction has been completed.

4th Quarter 2024 Earnings Release	9

Equity Residential

Portfolio Rollforward Q4 2024

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
9/30/2024	312	84,018
Acquisitions:
Consolidated Rental Properties	2	568	$183,000	5.0%
Consolidated Rental Properties – Not Stabilized (1)	1	227	$91,250	5.4%

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(7)	(1,629)	$(610,141)	(5.2%)

Completed Developments – Unconsolidated	3	1,053
Configuration Changes	—	12
12/31/2024	311	84,249

Portfolio Rollforward 2024

($ in thousands)

	Properties	Apartment Units	Purchase Price	Acquisition Cap Rate
12/31/2023	302	80,191
Acquisitions:
Consolidated Rental Properties	16	4,986	$1,438,250	5.1%
Consolidated Rental Properties – Not Stabilized (1)	2	387	$153,845	5.5%
Unconsolidated Land Parcels (2)	—	—	$33,394

			Sales Price	Disposition Yield
Dispositions:
Consolidated Rental Properties	(13)	(2,598)	$(975,641)	(5.4%)

Completed Developments – Unconsolidated	4	1,262
Configuration Changes	—	21
12/31/2024	311	84,249

(1)
The Company acquired two properties during the year ended December 31, 2024, including a property in the Denver market in the fourth quarter of 2024, that are in lease-up and are expected to stabilize in their second year of ownership at the weighted average Acquisition Cap Rates listed above.
(2)
The Company previously entered into separate unconsolidated joint ventures for the purpose of developing vacant land parcels in suburban Boston, MA and suburban Seattle, WA. The joint ventures acquired their respective land parcels during the year ended December 31, 2024 for the total purchase price listed. The Company's total investment in these two joint ventures is approximately $90.9 million as of December 31, 2024. See Development and Lease-Up Projects for additional detail.

4th Quarter 2024 Earnings Release	10

Equity Residential

Fourth Quarter 2024 vs. Fourth Quarter 2023

Same Store Results/Statistics Including 75,876 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q4 2024	$713,789	$223,039	$490,750	$3,147	96.1%	9.0%
Q4 2023	$696,874	$213,905	$482,969	$3,080	95.8%	9.4%
Change	$16,915	$9,134	$7,781	$67	0.3%	(0.4%)

Change	2.4%	4.3%	1.6%	2.2%

Fourth Quarter 2024 vs. Third Quarter 2024

Same Store Results/Statistics Including 77,016 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Q4 2024	$721,504	$224,814	$496,690	$3,135	96.1%	9.0%
Q3 2024	$718,813	$229,507	$489,306	$3,125	96.1%	13.3%
Change	$2,691	$(4,693)	$7,384	$10	0.0%	(4.3%)

Change	0.4%	(2.0%)	1.5%	0.3%

2024 vs. 2023

Same Store Results/Statistics Including 75,299 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands except for Average Rental Rate)

	Results			Statistics
Description	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
2024	$2,823,418	$894,477	$1,928,941	$3,127	96.2%	42.5%
2023	$2,740,193	$869,635	$1,870,558	$3,047	95.9%	44.0%
Change	$83,225	$24,842	$58,383	$80	0.3%	(1.5%)

Change	3.0%	2.9%	3.1%	2.6%

4th Quarter 2024 Earnings Release	11

Equity Residential

Same Store Residential Revenues – GAAP to Cash Basis (1)

($ in thousands)

	Fourth Quarter 2024 vs. Fourth Quarter 2023		Fourth Quarter 2024 vs. Third Quarter 2024		2024 vs. 2023
	75,876 Same Store Apartment Units		77,016 Same Store Apartment Units		75,299 Same Store Apartment Units
	Q4 2024	Q4 2023	Q4 2024	Q3 2024	2024	2023
Same Store Residential Revenues (GAAP Basis)	$688,118	$671,373	$695,808	$693,324	$2,716,579	$2,638,467
Leasing Concessions amortized	5,036	4,724	5,326	5,217	19,698	14,508
Leasing Concessions granted	(5,822)	(5,322)	(5,944)	(6,108)	(20,125)	(18,664)
Same Store Residential Revenues with Leasing Concessions on a cash basis	$687,332	$670,775	$695,190	$692,433	$2,716,152	$2,634,311

% change - GAAP revenue	2.5%		0.4%		3.0%

% change - cash revenue	2.5%		0.4%		3.1%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional detail.

Same Store Net Operating Income By Quarter

Including 75,299 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
Same store revenues	$710,216	$707,513	$704,663	$701,026	$693,156
Same store expenses	222,179	225,459	220,203	226,636	212,904
Same store NOI	$488,037	$482,054	$484,460	$474,390	$480,252

4th Quarter 2024 Earnings Release	12

Equity Residential

Same Store Residential Accounts Receivable Balances

Including 75,299 Same Store Apartment Units

($ in thousands)

Balance Sheet (Other assets):	December 31, 2024		September 30, 2024	December 31, 2023
Residential accounts receivable balances	$14,453		$15,088	$20,528
Allowance for doubtful accounts	(9,536)		(9,691)	(15,210)
Net receivable balances	$4,917		$5,397	$5,318

Straight-line receivable balances	$8,779	(1)	$7,976	$8,352

(1)
Total same store Residential Leasing Concessions granted in the fourth quarter of 2024 were approximately $5.8 million. The straight-line receivable balance of $8.8 million reflects Residential Leasing Concessions that the Company expects will be primarily recognized as a reduction of rental revenues in 2025.

Same Store Residential Bad Debt

Including 75,299 Same Store Apartment Units

($ in thousands)

Income Statement (Rental income):	Q4 2024	Q3 2024	Q4 2023
Bad debts before governmental rental assistance	$7,927	$7,513	$9,060
Governmental rental assistance received	(362)	(290)	(376)
Bad Debt, Net	$7,565	$7,223	$8,684

Bad Debt, Net as a % of Same Store Residential Revenues (1)	1.1%	1.1%	1.3%

(1)
Bad Debt, Net remained relatively constant in Q4 2024 versus Q4 2023 as compared to the Company's guidance assumption of continuing improvement.

4th Quarter 2024 Earnings Release	13

Equity Residential Fourth Quarter 2024 vs. Fourth Quarter 2023 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year's Quarter
Markets/Metro Areas	Apartment Units	Q4 2024 % of Actual NOI	Q4 2024 Average Rental Rate	Q4 2024 Weighted Average Physical Occupancy %	Q4 2024 Turnover	Revenues	Expenses	NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	17.5%	$2,939	95.8%	9.6%	1.8%	4.8%	0.5%	1.0%	0.7%	(1.3%)
Orange County	3,718	5.2%	2,949	95.6%	9.4%	1.4%	8.0%	(0.4%)	2.1%	(0.7%)	0.7%
San Diego	2,649	4.1%	3,189	95.8%	9.6%	2.0%	0.9%	2.3%	1.3%	0.6%	(1.4%)
Subtotal – Southern California	20,503	26.8%	2,973	95.7%	9.5%	1.7%	4.8%	0.6%	1.3%	0.4%	(1.0%)

San Francisco	11,093	16.2%	3,355	96.1%	10.4%	2.1%	(0.6%)	3.2%	1.4%	0.7%	(0.5%)
Washington, D.C.	13,534	16.0%	2,792	96.6%	8.0%	4.2%	6.6%	3.2%	4.7%	(0.4%)	0.0%
New York	8,536	14.5%	4,690	97.4%	6.5%	3.6%	4.8%	2.7%	2.7%	0.8%	(0.4%)
Boston	7,077	11.1%	3,665	95.3%	7.8%	2.2%	6.6%	0.5%	2.7%	(0.5%)	(0.8%)
Seattle	8,853	10.3%	2,636	96.3%	9.1%	4.1%	3.3%	4.4%	3.1%	1.0%	0.9%
Denver	2,792	2.8%	2,383	96.0%	12.0%	(1.2%)	5.6%	(3.9%)	(1.2%)	0.0%	0.2%
Other Expansion Markets	3,488	2.3%	1,913	94.8%	10.9%	(4.8%)	0.4%	(8.3%)	(4.8%)	0.0%	(1.9%)

Total	75,876	100.0%	$3,147	96.1%	9.0%	2.5%	4.2%	1.7%	2.2%	0.3%	(0.4%)

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the year ended December 31, 2024.

4th Quarter 2024 Earnings Release	14

Equity Residential Fourth Quarter 2024 vs. Third Quarter 2024 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Quarter
Markets/Metro Areas	Apartment Units	Q4 2024 % of Actual NOI	Q4 2024 Average Rental Rate	Q4 2024 Weighted Average Physical Occupancy %	Q4 2024 Turnover	Revenues	Expenses		NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	17.3%	$2,939	95.8%	9.6%	0.3%	(2.5%)		1.5%	0.0%	0.3%	(2.9%)
Orange County	3,718	5.1%	2,949	95.6%	9.4%	(0.1%)	(2.1%)		0.5%	0.4%	(0.5%)	(1.3%)
San Diego	2,649	4.0%	3,189	95.8%	9.6%	0.7%	(6.9%)		2.9%	0.5%	0.1%	(2.7%)
Subtotal – Southern California	20,503	26.4%	2,973	95.7%	9.5%	0.3%	(2.9%)		1.5%	0.1%	0.1%	(2.6%)

San Francisco	11,315	16.4%	3,352	96.1%	10.3%	0.7%	(6.6%)		3.9%	0.4%	0.3%	(2.3%)
Washington, D.C.	13,846	16.2%	2,788	96.6%	8.0%	0.6%	(6.3%)		4.0%	0.6%	0.0%	(6.1%)
New York	8,536	14.3%	4,690	97.4%	6.5%	0.5%	0.8%		0.2%	0.5%	0.0%	(4.5%)
Boston	7,077	10.9%	3,665	95.3%	7.8%	0.3%	5.8%		(1.9%)	1.1%	(0.8%)	(7.1%)
Seattle	8,853	10.2%	2,636	96.3%	9.1%	0.4%	(7.3%)		3.7%	0.3%	0.2%	(4.9%)
Denver	2,792	2.8%	2,383	96.0%	12.0%	(0.6%)	(1.9%)		(0.1%)	(0.8%)	0.2%	(5.8%)
Other Expansion Markets	4,094	2.8%	1,904	95.0%	10.7%	(1.6%)	12.2%	(1)	(9.3%)	(1.5%)	(0.1%)	(5.3%)

Total	77,016	100.0%	$3,135	96.1%	9.0%	0.4%	(2.2%)		1.6%	0.3%	0.0%	(4.3%)

(1)
Expense increase primarily due to favorable Texas real estate taxes in the third quarter of 2024.

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the year ended December 31, 2024.

4th Quarter 2024 Earnings Release	15

Equity Residential 2024 vs. 2023 Same Store Residential Results/Statistics by Market

						Increase (Decrease) from Prior Year
Markets/Metro Areas	Apartment Units	2024 % of Actual NOI	2024 Average Rental Rate	2024 Weighted Average Physical Occupancy %	2024 Turnover	Revenues	Expenses		NOI	Average Rental Rate	Physical Occupancy	Turnover
Los Angeles	14,136	17.7%	$2,933	95.6%	43.3%	2.9%	2.8%		2.9%	2.5%	0.3%	(1.2%)
Orange County	3,718	5.3%	2,925	95.9%	38.2%	3.4%	5.4%		2.8%	3.7%	(0.4%)	0.6%
San Diego	2,649	4.1%	3,167	95.9%	40.6%	4.1%	1.5%		4.8%	3.5%	0.5%	(1.3%)
Subtotal – Southern California	20,503	27.1%	2,962	95.7%	42.0%	3.1%	3.0%		3.1%	2.9%	0.2%	(0.9%)

San Francisco	11,093	16.1%	3,326	96.1%	44.2%	1.6%	0.3%		2.2%	1.1%	0.5%	(0.1%)
Washington, D.C.	13,534	15.9%	2,743	96.8%	40.7%	4.6%	3.9%		5.0%	4.6%	0.0%	0.0%
New York	8,536	14.6%	4,640	97.3%	33.6%	3.6%	4.2%		3.2%	3.0%	0.5%	(3.6%)
Boston	7,077	11.3%	3,615	96.0%	41.5%	3.6%	2.3%		4.1%	3.6%	0.0%	(2.6%)
Seattle	8,853	10.2%	2,607	96.2%	45.2%	2.3%	4.5%		1.4%	1.2%	1.0%	(3.1%)
Denver	2,505	2.6%	2,410	96.2%	54.9%	0.0%	1.1%		(0.5%)	0.2%	(0.1%)	(3.2%)
Other Expansion Markets	3,198	2.2%	1,946	95.1%	56.9%	(1.7%)	(4.3%)	(1)	0.2%	(2.2%)	0.3%	(1.0%)

Total	75,299	100.0%	$3,127	96.2%	42.5%	3.0%	2.8%		3.1%	2.6%	0.3%	(1.5%)

(1)
Expense decline primarily due to favorable Texas real estate taxes in the third quarter of 2024.

Note: The above table reflects Residential same store results only. Residential operations account for more than 96.0% of total revenues for the year ended December 31, 2024.

4th Quarter 2024 Earnings Release	16

Equity Residential

Same Store Residential Net Effective Lease Pricing Statistics

For 75,299 Same Store Apartment Units

	New Lease Change (1)		Renewal Rate Achieved (1)		Blended Rate (1)
Markets/Metro Areas	Q4 2024	Q3 2024	Q4 2024	Q3 2024	Q4 2024	Q3 2024
Southern California	(4.8%)	(2.7%)	4.4%	4.2%	0.4%	0.9%
San Francisco	(2.7%)	(1.2%)	6.6%	5.3%	2.5%	2.0%
Washington, D.C.	(2.7%)	2.3%	5.5%	5.2%	1.9%	3.9%
New York	(1.6%)	0.9%	4.3%	4.1%	2.3%	2.9%
Boston	(4.7%)	1.5%	4.4%	5.1%	1.1%	3.6%
Seattle	(6.1%)	(4.0%)	6.9%	4.8%	0.5%	0.8%
Subtotal – Established Markets	(3.7%)	(0.5%)	5.1%	4.7%	1.4%	2.4%

Denver	(12.5%)	(10.0%)	2.8%	4.3%	(5.4%)	(3.1%)
Other Expansion Markets	(13.5%)	(13.9%)	1.7%	1.3%	(7.0%)	(6.9%)
Subtotal – Expansion Markets	(13.0%)	(11.8%)	2.3%	2.9%	(6.1%)	(4.9%)
Total	(4.3%)	(1.2%)	5.0%	4.6%	1.0%	2.0%

(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for definitions.

4th Quarter 2024 Earnings Release	17

Equity Residential

Fourth Quarter 2024 vs. Fourth Quarter 2023

Total Same Store Operating Expenses Including 75,876 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	Q4 2024	Q4 2023	$ Change	% Change	% of Q4 2024 Operating Expenses
Real estate taxes	$92,665	$89,587	$3,078	3.4%	41.5%
On-site payroll	41,772	41,315	457	1.1%	18.7%
Utilities	35,655	33,764	1,891	5.6%	16.0%
Repairs and maintenance	27,998	26,495	1,503	5.7%	12.6%
Insurance	9,179	8,344	835	10.0%	4.1%
Leasing and advertising	3,162	2,625	537	20.5%	1.4%
Other on-site operating expenses	12,608	11,775	833	7.1%	5.7%
Total Same Store Operating Expenses (2)	$223,039	$213,905	$9,134	4.3%	100.0%

2024 vs. 2023

Total Same Store Operating Expenses Including 75,299 Same Store Apartment Units

(includes Residential and Non-Residential)

($ in thousands)

	2024	2023	$ Change (1)	% Change	% of 2024 Operating Expenses
Real estate taxes	$368,087	$356,847	$11,240	3.1%	41.1%
On-site payroll	168,006	167,486	520	0.3%	18.8%
Utilities	139,116	135,721	3,395	2.5%	15.6%
Repairs and maintenance	118,829	116,529	2,300	2.0%	13.3%
Insurance	36,551	33,227	3,324	10.0%	4.1%
Leasing and advertising	10,935	10,302	633	6.1%	1.2%
Other on-site operating expenses	52,953	49,523	3,430	6.9%	5.9%
Total Same Store Operating Expenses (2)	$894,477	$869,635	$24,842	2.9%	100.0%

(1)
The year-over-year changes were primarily driven by the following factors:

Real estate taxes – Increase due to escalation in rates and assessed values including an approximately one percentage point contribution to growth from 421-a tax abatement burnoffs in New York City. Once the burnoffs are completed, previously rent-restricted apartment units will transition to market.

On-site payroll – Modest increase primarily driven by higher wages, partially offset by the impact of various innovation initiatives.

Utilities – Increase primarily driven by higher water, sewer and trash expense, partially offset by lower commodity prices for gas and electric.

Repairs and maintenance – Increase primarily driven by higher minimum wage on contracted services, partially offset by lower resident Turnover compared to the same period of 2023.

Insurance – Increase due to higher premiums on property insurance renewal due to conditions in the insurance market that while less difficult than recent years, remain challenging.

Other on-site operating expenses – Increase primarily driven by higher property-related legal expenses.

(2)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.

4th Quarter 2024 Earnings Release	18

Equity Residential

Debt Summary as of December 31, 2024

($ in thousands)

	Debt Balances (1)	% of Total	Weighted Average Rates (1)	Weighted Average Maturities (years)
Secured	$1,630,690	20.1%	3.84%	6.9
Unsecured	6,491,055	79.9%	3.70%	7.3
Total	$8,121,745	100.0%	3.73%	7.2
Fixed Rate Debt:
Secured – Conventional	$1,401,099	17.3%	3.89%	6.4
Unsecured – Public	5,947,376	73.2%	3.54%	8.0
Fixed Rate Debt	7,348,475	90.5%	3.61%	7.7
Floating Rate Debt:
Secured – Tax Exempt	229,591	2.8%	3.54%	9.9
Unsecured – Revolving Credit Facility	—	—	5.98%	2.8
Unsecured – Commercial Paper Program (2)	543,679	6.7%	5.25%	—
Floating Rate Debt	773,270	9.5%	4.74%	3.0
Total	$8,121,745	100.0%	3.73%	7.2
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
At December 31, 2024, the weighted average maturity of commercial paper outstanding was 13 days. The weighted average amount outstanding for the year ended December 31, 2024 was approximately $535.7 million.

Note: The Company capitalized interest of approximately $14.5 million and $12.3 million during the years ended December 31, 2024 and 2023, respectively. The Company capitalized interest of approximately $3.8 million and $2.7 million during the quarters ended December 31, 2024 and 2023, respectively.

4th Quarter 2024 Earnings Release	19

Equity Residential

Debt Maturity Schedule as of December 31, 2024

($ in thousands)

Year	Fixed Rate	Floating Rate		Total	% of Total	Weighted Average Coupons on Fixed Rate Debt (1)	Weighted Average Coupons on Total Debt (1)
2025	$450,000	$552,595	(2)	$1,002,595	12.2%	3.38%	4.04%
2026	592,025	9,000		601,025	7.3%	3.58%	3.58%
2027	400,000	9,800		409,800	5.0%	3.25%	3.25%
2028	900,000	10,700		910,700	11.1%	3.79%	3.78%
2029	888,120	11,500		899,620	11.0%	3.30%	3.30%
2030	1,148,462	12,700		1,161,162	14.2%	2.53%	2.54%
2031	528,500	39,800		568,300	6.9%	1.94%	2.03%
2032	—	28,100		28,100	0.4%	—	3.58%
2033	550,000	2,300		552,300	6.7%	5.22%	5.21%
2034	600,000	2,400		602,400	7.4%	4.65%	4.64%
2035+	1,350,850	106,200		1,457,050	17.8%	4.39%	4.24%
Subtotal	7,407,957	785,095		8,193,052	100.0%	3.62%	3.66%
Deferred Financing Costs and Unamortized (Discount)	(59,482)	(11,825)		(71,307)	N/A	N/A	N/A
Total	$7,348,475	$773,270		$8,121,745	100.0%	3.62%	3.66%
(1)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(2)
Includes $544.5 million in principal outstanding on the Company's Commercial Paper Program.

4th Quarter 2024 Earnings Release	20

Equity Residential

Selected Unsecured Public Debt Covenants

	December 31,	September 30,
	2024	2024
Debt to Adjusted Total Assets (not to exceed 60%)	27.7%	28.4%

Secured Debt to Adjusted Total Assets (not to exceed 40%)	6.3%	6.3%

Consolidated Income Available for Debt Service to Maximum Annual Service Charges (must be at least 1.5 to 1)	5.67	5.97

Total Unencumbered Assets to Unsecured Debt (must be at least 125%)	473.7%	457.7%

Note: These selected covenants represent the most restrictive financial covenants relating to ERP Operating Limited Partnership's ("ERPOP") outstanding public debt securities. Equity Residential is the general partner of ERPOP.

Selected Credit Ratios

	December 31,	September 30,
	2024	2024
Total debt to Normalized EBITDAre	4.43x	4.60x

Net debt to Normalized EBITDAre	4.38x	4.56x

Unencumbered NOI as a % of total NOI	89.7%	89.7%

Note: See Normalized EBITDAre Reconciliations for detail.

4th Quarter 2024 Earnings Release	21

Equity Residential

Capital Structure as of December 31, 2024

(Amounts in thousands except for share/unit and per share amounts)

Secured Debt			$1,630,690	20.1%
Unsecured Debt			6,491,055	79.9%
Total Debt			8,121,745	100.0%	22.4%
Common Shares (includes Restricted Shares)	379,475,383	97.0%
Units (includes OP Units and Restricted Units)	11,543,773	3.0%
Total Shares and Units	391,019,156	100.0%
Common Share Price at December 31, 2024	$71.76
			28,059,535	99.9%
Perpetual Preferred Equity (see below)			17,155	0.1%
Total Equity			28,076,690	100.0%	77.6%

Total Market Capitalization			$36,198,435		100.0%

Perpetual Preferred Equity as of December 31, 2024

(Amounts in thousands except for share and per share amounts)

Series	Call Date	Outstanding Shares	Liquidation Value	Annual Dividend Per Share	Annual Dividend Amount
Preferred Shares:
8.29% Series K	12/10/26	343,100	$17,155	$4.145	$1,422

4th Quarter 2024 Earnings Release	22

Equity Residential Common Share and Unit Weighted Average Amounts Outstanding

	2024	2023	Q4 2024	Q4 2023
Weighted Average Amounts Outstanding for Net Income Purposes:
Common Shares - basic	378,794,889	378,773,303	379,023,449	379,247,194
Shares issuable from assumed conversion/vesting of:
- OP Units	10,630,008	11,180,536	10,536,726	10,596,465
- long-term compensation shares/units	1,315,217	942,712	1,634,401	942,942
Total Common Shares and Units - diluted	390,740,114	390,896,551	391,194,576	390,786,601

Weighted Average Amounts Outstanding for FFO and Normalized FFO Purposes:
Common Shares - basic	378,794,889	378,773,303	379,023,449	379,247,194
OP Units - basic	10,630,008	11,180,536	10,536,726	10,596,465
Total Common Shares and OP Units - basic	389,424,897	389,953,839	389,560,175	389,843,659
Shares issuable from assumed conversion/vesting of:
- long-term compensation shares/units	1,315,217	942,712	1,634,401	942,942
Total Common Shares and Units - diluted	390,740,114	390,896,551	391,194,576	390,786,601

Period Ending Amounts Outstanding:
Common Shares (includes Restricted Shares)	379,475,383	379,291,417
Units (includes OP Units and Restricted Units)	11,543,773	11,581,306
Total Shares and Units	391,019,156	390,872,723

4th Quarter 2024 Earnings Release	23

Equity Residential Development and Lease-Up Projects as of December 31, 2024 (Amounts in thousands except for project and apartment unit amounts)

								Estimated/Actual
Projects	Location	Ownership Percentage	No. of Apartment Units	Total Budgeted Capital Cost	Total Book Value to Date	Total Debt (1)	Percentage Completed	Start Date	Initial Occupancy	Completion Date	Stabilization Date	Percentage Leased / Occupied
CONSOLIDATED:
Projects Under Development:
Lorien (fka Laguna Clara II)	Santa Clara, CA	100%	225	$152,621	$140,939	$—	97%	Q2 2022	Q1 2025	Q1 2025	Q4 2025	2% / –
The Basin	Wakefield, MA	95%	440	232,172	120,767	—	43%	Q1 2024	Q4 2025	Q3 2026	Q2 2027	– / –
Projects Under Development - Consolidated			665	384,793	261,706	—

UNCONSOLIDATED:
Projects Under Development:
Alexan Harrison	Harrison, NY	62%	450	200,664	198,595	108,413	99%	Q3 2021	Q1 2024	Q1 2025	Q2 2026	67% / 62%
Solana Beeler Park	Denver, CO	90%	270	85,206	82,803	48,063	98%	Q4 2021	Q3 2024	Q2 2025	Q4 2025	19% / 15%
Modera Bridle Trails	Kirkland, WA	95%	369	185,282	66,603	—	19%	Q3 2024	Q2 2027	Q3 2027	Q4 2028	– / –
Modera South Shore	Marshfield, MA	95%	270	121,918	38,486	—	17%	Q3 2024	Q1 2026	Q4 2026	Q2 2027	– / –
Projects Under Development - Unconsolidated			1,359	593,070	386,487	156,476

Projects Completed Not Stabilized:
Alloy Sunnyside	Denver, CO	80%	209	70,004	69,277	35,815	100%	Q3 2021	Q2 2024	Q2 2024	Q3 2025	40% / 31%
Remy (Toll)	Frisco, TX	75%	357	98,937	96,869	49,855	97%	Q1 2022	Q2 2024	Q4 2024	Q3 2025	68% / 64%
Sadie (fka Settler) (Toll)	Fort Worth, TX	75%	362	82,775	77,311	37,374	98%	Q2 2022	Q2 2024	Q4 2024	Q3 2025	60% / 55%
Lyle (Toll) (2)	Dallas, TX	75%	334	86,332	82,949	46,676	98%	Q3 2022	Q1 2024	Q4 2024	Q1 2026	60% / 55%
Projects Completed Not Stabilized - Unconsolidated			1,262	338,048	326,406	169,720

Total Development Projects - Consolidated			665	384,793	261,706	—
Total Development Projects - Unconsolidated			2,621	931,118	712,893	326,196
Total Development Projects			3,286	$1,315,911	$974,599	$326,196

NOI CONTRIBUTION FROM DEVELOPMENT PROJECTS	Total Budgeted Capital Cost	Q4 2024 NOI
Projects Under Development - Consolidated	$384,793	$(52)
Projects Under Development - Unconsolidated	593,070	1,591
Projects Completed Not Stabilized - Unconsolidated	338,048	1,428
	$1,315,911	$2,967

(1)
All unconsolidated projects are being partially funded with project-specific construction loans. None of these loans are recourse to the Company.
(2)
The land parcel under this project is subject to a long-term ground lease.

4th Quarter 2024 Earnings Release	24

Equity Residential Capital Expenditures to Real Estate For the Year Ended December 31, 2024 (Amounts in thousands except for apartment unit and per apartment unit amounts)

	Same Store Properties		Non-Same Store Properties/Other		Total Consolidated Properties	Same Store Avg. Per Apartment Unit

Total Consolidated Apartment Units	75,299		7,688		82,987

Building Improvements	$122,515		$12,781	(2)	$135,296	$1,627

Renovation Expenditures	100,456	(1)	10,837	(2)	111,293	1,334

Replacements	51,026		3,819		54,845	678

Capital Expenditures to Real Estate (3)	273,997		27,437		301,434	3,639

Less: NOI-Enhancing Expenditures (3)	(123,724)	(4)	(11,203)		(134,927)	(1,643)

Recurring Capital Expenditures to Real Estate (3)	$150,273		$16,234		$166,507	$1,996

(1)
Renovation Expenditures on 3,353 same store apartment units for the year ended December 31, 2024 approximated $30,000 per apartment unit renovated.
(2)
Includes expenditures for two properties that have been removed from same store while undergoing major renovations requiring a significant number of apartment units to be vacated to accommodate the extensive planned improvements. The renovation at one property was substantially completed in the second quarter of 2024, while the renovation of the other is ongoing and expected to continue into 2026.
(3)
See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for additional details.
(4)
The $123.7 million of NOI-Enhancing Expenditures for Same Store Properties noted above consists of the $100.5 million of Renovation Expenditures for Same Store Properties noted above with the remainder concentrated in sustainability and property-level technology spend.

4th Quarter 2024 Earnings Release	25

Equity Residential
Normalized EBITDAre Reconciliations
(Amounts in thousands)

	Trailing Twelve Months		2024				2023
	December 31, 2024	September 30, 2024	Q4	Q3	Q2	Q1	Q4
Net income	$1,070,975	$959,373	$433,871	$148,517	$183,555	$305,032	$322,269
Interest expense incurred, net	285,735	274,436	79,973	72,722	65,828	67,212	68,674
Amortization of deferred financing costs	7,834	7,702	2,050	1,948	1,918	1,918	1,918
Amortization of above/below market lease intangibles	4,512	4,476	1,152	1,128	1,116	1,116	1,116
Depreciation	952,191	914,829	264,150	237,948	224,398	225,695	226,788
Income and other tax expense (benefit)	1,256	1,181	331	290	331	304	256
EBITDA	2,322,503	2,161,997	781,527	462,553	477,146	601,277	621,021

Net (gain) loss on sales of real estate properties	(546,797)	(383,334)	(318,968)	165	(39,809)	(188,185)	(155,505)
Net (gain) loss on sales of unconsolidated entities - operating assets	(515)	(710)	195	(710)	—	—	—
EBITDAre	1,775,191	1,777,953	462,754	462,008	437,337	413,092	465,516

Write-off of pursuit costs (other expenses)	5,155	2,813	3,250	536	821	548	908
(Income) loss from investments in unconsolidated entities - operations	9,489	7,106	3,914	2,203	1,674	1,698	1,531
Realized (gain) loss on investment securities (interest and other income)	1,992	1,323	676	—	1,316	—	7
Unrealized (gain) loss on investment securities (interest and other income)	(19,880)	(28,885)	—	(14,135)	1,316	(7,061)	(9,005)
Insurance/litigation settlement or reserve income (interest and other income)	(4,447)	(1,584)	(2,863)	(25)	(1,454)	(105)	—
Insurance/litigation/environmental settlement or reserve expense (other expenses)	44,645	48,762	1,577	3,199	9,391	30,478	5,694
Advocacy contributions (other expenses)	21,515	13,948	9,232	9,584	2,558	141	1,665
Other	(105)	(937)	230	—	(412)	77	(602)
Normalized EBITDAre	$1,833,555	$1,820,499	$478,770	$463,370	$452,547	$438,868	$465,714

Balance Sheet Items:	December 31, 2024	September 30, 2024
Total debt	$8,121,745	$8,365,645
Cash and cash equivalents	(62,302)	(28,610)
Mortgage principal reserves/sinking funds	(31,208)	(33,124)
Net debt	$8,028,235	$8,303,911

Note: EBITDA, EBITDAre and Normalized EBITDAre do not include any adjustments for the Company’s share of partially owned unconsolidated entities or the minority partner’s share of partially owned consolidated entities due to the immaterial size of the Company’s partially owned portfolio.

4th Quarter 2024 Earnings Release	26

Equity Residential
Adjustments from FFO to Normalized FFO
(Amounts in thousands)

	Year Ended December 31,			Quarter Ended December 31,
	2024	2023	Variance	2024	2023	Variance

Impairment – non-operating real estate assets	$—	$—	$—	$—	$—	$—

Write-off of pursuit costs (other expenses)	5,155	3,647	1,508	3,250	908	2,342

Write-off of unamortized deferred financing costs (interest expense)	—	1,143	(1,143)	—	—	—
Premium on redemption of Preferred Shares	1,444	—	1,444	—	—	—
Debt extinguishment and preferred share redemption (gains) losses	1,444	1,143	301	—	—	—

(Income) loss from investments in unconsolidated entities ─ non-operating assets	1,577	1,647	(70)	465	410	55
Realized (gain) loss on investment securities (interest and other income)	1,992	(1,504)	3,496	676	7	669
Unrealized (gain) loss on investment securities (interest and other income)	(19,880)	(13,466)	(6,414)	—	(9,005)	9,005
Non-operating asset (gains) losses	(16,311)	(13,323)	(2,988)	1,141	(8,588)	9,729

Insurance/litigation settlement or reserve income (interest and other income)	(4,447)	(1,055)	(3,392)	(2,863)	—	(2,863)
Insurance/litigation/environmental settlement or reserve expense (other expenses) (1)	44,645	17,310	27,335	1,577	5,694	(4,117)
Advocacy contributions (other expenses)	21,515	2,142	19,373	9,232	1,665	7,567
Data transformation project (other expenses)	—	3,780	(3,780)	—	—	—
Other	(105)	(589)	484	230	(602)	832
Other miscellaneous items	61,608	21,588	40,020	8,176	6,757	1,419

Adjustments from FFO to Normalized FFO	$51,896	$13,055	$38,841	$12,567	$(923)	$13,490
(1)
Insurance/litigation/environmental settlement or reserve expense for the year ended December 31, 2024 primarily relates to a reserve increased in the first quarter of 2024 regarding litigation over late fees charged by the Company.

Note: See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

4th Quarter 2024 Earnings Release	27

Equity Residential Normalized FFO Guidance and Assumptions

The guidance/projections provided below are based on current expectations and are forward-looking. All guidance is given on a Normalized FFO basis. Therefore, certain items excluded from Normalized FFO, such as debt extinguishment costs/prepayment penalties and the write-off of pursuit costs, are not included in the estimates provided on this page. See Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms for the definitions of non-GAAP financial measures and other terms as well as the reconciliations of EPS to FFO per share and Normalized FFO per share.

	Q1 2025	Full Year 2025

2025 Normalized FFO Guidance (per share diluted)

Expected Normalized FFO Per Share	$0.90 to $0.94	$3.90 to $4.00

2025 Same Store Assumptions (includes Residential and Non-Residential)

Physical Occupancy		96.2%
Revenue change		2.25% to 3.25%
Expense change		3.5% to 4.5%
NOI change (1)		1.4% to 3.0%

2025 Transaction Assumptions

Consolidated rental acquisitions		$1.5B
Consolidated rental dispositions		$1.0B
Transaction Accretion (Dilution)		(25 basis points)

2025 Debt Assumptions

Weighted average debt outstanding		$8.20B to $8.40B
Interest expense, net (on a Normalized FFO basis)		$313.5M to $319.5M
Capitalized interest		$12.6M to $13.6M

2025 Capital Expenditures to Real Estate Assumptions for Residential Same Store Properties

NOI-Enhancing Capital Expenditures for Residential Same Store Properties (2)		$130.0M
Recurring Capital Expenditures for Residential Same Store Properties		$165.0M
Capital Expenditures to Real Estate for Residential Same Store Properties		$295.0M

2025 Other Guidance Assumptions

Property management expense		$139.0M to $141.0M
General and administrative expense		$60.0M to $64.0M
Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) (3)		$(3.0M) to $1.0M
Debt offerings		$500.0M to $1.0B
Weighted average Common Shares and Units - Diluted		391.5M

(1)
Approximately 20 basis point change in NOI percentage = $0.01 per share change in EPS/FFO per share/Normalized FFO per share.
(2)
During 2025, the Company expects to spend approximately $95.8 million for apartment unit Renovation Expenditures on approximately 2,900 Residential same store apartment units at an average cost of approximately $33,000 per apartment unit renovated. The remainder of the NOI-Enhancing spend includes other items, such as sustainability and property-level technology expenditures.
(3)
Income (loss) from investments in unconsolidated entities (on a Normalized FFO basis) primarily consists of our share of both Lease-Up NOI and interest expense, net that is no longer being capitalized from the recently completed unconsolidated development projects referenced on page 24.

4th Quarter 2024 Earnings Release	28

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

This Earnings Release and Supplemental Financial Information includes certain non-GAAP financial measures and other terms that management believes are helpful in understanding our business. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other real estate investment trusts (“REIT”) and, accordingly, may not be comparable. These non-GAAP financial measures should not be considered as an alternative to net earnings or any other measurement of performance computed in accordance with accounting principles generally accepted in the United States (“GAAP”) or as an alternative to cash flows from specific operating, investing or financing activities. Furthermore, these non-GAAP financial measures are not intended to be a measure of cash flow or liquidity.

Acquisition Capitalization Rate or Cap Rate – NOI that the Company anticipates receiving in the next 12 months (or the year two or three stabilized NOI for properties that are in lease-up at acquisition) less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $100-$450 per apartment unit depending on the age and condition of the asset) divided by the gross purchase price of the asset. The weighted average Acquisition Cap Rate for acquired properties is weighted based on the projected NOI streams and the relative purchase price for each respective property.

Average Rental Rate – Total Residential rental revenues reflected on a straight-line basis in accordance with GAAP divided by the weighted average occupied apartment units for the reporting period presented.

Bad Debt, Net – Change in rental income due to bad debt write-offs and reserves, net of amounts collected on previously written-off or reserved accounts.

Blended Rate – The weighted average of New Lease Change and Renewal Rate Achieved.

Capital Expenditures to Real Estate:

Building Improvements – Includes roof replacement, paving, building mechanical equipment systems, exterior siding and painting, major landscaping, furniture, fixtures and equipment for amenities and common areas, vehicles and office and maintenance equipment.

NOI-Enhancing – Primarily includes Renovation Expenditures as well as sustainability and property-level technology expenditures that are intended to increase revenues or decrease expenses.

Recurring – Capital expenditures necessary to help preserve the value of and maintain the functionality at our apartment properties.

Renovation Expenditures – Apartment unit renovation costs (primarily kitchens and baths) designed to reposition these units for higher rental levels in their respective markets.

Replacements – Includes appliances, mechanical equipment, fixtures and flooring (including hardwood and carpeting).

Debt Balances:

Commercial Paper Program – The Company may borrow up to a maximum of $1.5 billion under its Commercial Paper Program subject to market conditions. The notes bear interest at various floating rates.

Revolving Credit Facility – The Company’s $2.5 billion unsecured revolving credit facility matures October 26, 2027. The interest rate on advances under the facility will generally be SOFR plus a spread (currently 0.725%), or based on bids received from the lending group, and an annual facility fee (currently 0.125%). Both the spread and the facility fee are dependent on the Company’s senior unsecured credit rating and other terms and conditions per the agreement. In addition, the Company limits its utilization of the facility in order to maintain liquidity to support its $1.5 billion Commercial Paper Program along with certain other obligations. The following table presents the availability on the Company’s unsecured revolving credit facility:

December 31, 2024
Unsecured revolving credit facility commitment	$2,500,000
Commercial paper balance outstanding	(544,495)
Unsecured revolving credit facility balance outstanding	—
Other restricted amounts	(3,438)
Unsecured revolving credit facility availability	$1,952,067

4th Quarter 2024 Earnings Release	29

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Debt Covenant Compliance – Our unsecured debt includes certain financial and operating covenants including, among other things, maintenance of certain financial ratios. These provisions are contained in the indentures applicable to each notes payable or the credit agreement for our line of credit. The Debt Covenant Compliance ratios that are provided show the Company's compliance with certain covenants governing our public unsecured debt. These covenants generally reflect our most restrictive financial covenants. The Company was in compliance with its unsecured debt covenants for all periods presented.

Development Yield – NOI that the Company anticipates receiving in the next 12 months following stabilization less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $50-$150 per apartment unit depending on the type of asset) divided by the Total Budgeted Capital Cost of the asset. The weighted average Development Yield for development properties is weighted based on the projected NOI streams and the relative Total Budgeted Capital Cost for each respective property.

Disposition Yield – NOI that the Company anticipates giving up in the next 12 months less an estimate of property management costs/management fees allocated to the project (generally ranging from 2.0% to 4.0% of revenues depending on the size and income streams of the asset) and less an estimate for in-the-unit replacement capital expenditures (generally ranging from $150-$450 per apartment unit depending on the age and condition of the asset) divided by the gross sales price of the asset. The weighted average Disposition Yield for sold properties is weighted based on the projected NOI streams and the relative sales price for each respective property.

Earnings Per Share ("EPS") – Net income per share calculated in accordance with GAAP. Expected EPS is calculated on a basis consistent with actual EPS. Due to the uncertain timing and extent of property dispositions and the resulting gains/losses on sales, actual EPS could differ materially from expected EPS.

EBITDA for Real Estate and Normalized EBITDA for Real Estate:

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”) – The National Association of Real Estate Investment Trusts (“Nareit”) defines EBITDAre (September 2017 White Paper) as net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, impairment write-downs of depreciated operating properties, impairment write-downs of investments in unconsolidated entities caused by a decrease in value of depreciated operating properties within the joint venture and adjustments to reflect the Company’s share of EBITDAre of investments in unconsolidated entities.

The Company believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of the Company’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry, and by excluding gains or losses related to sales or impairment of depreciated operating properties, EBITDAre can help compare the Company’s credit strength between periods or as compared to different companies.

Normalized Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“Normalized EBITDAre”) – Represents net income (computed in accordance with GAAP) before interest expense, income taxes, depreciation and amortization expense, and further adjusted for non-comparable items. Normalized EBITDAre, total debt to Normalized EBITDAre and net debt to Normalized EBITDAre are important metrics in evaluating the credit strength of the Company and its ability to service its debt obligations. The Company believes that Normalized EBITDAre, total debt to Normalized EBITDAre, and net debt to Normalized EBITDAre are useful to investors, creditors and rating agencies because they allow investors to compare the Company’s credit strength to prior reporting periods and to other companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual credit quality.

Economic Gain (Loss) – Economic Gain (Loss) is calculated as the net gain (loss) on sales of real estate properties in accordance with GAAP, excluding accumulated depreciation. The Company generally considers Economic Gain (Loss) to be an appropriate supplemental measure to net gain (loss) on sales of real estate properties in accordance with GAAP because it is one indication of the gross value created by the Company's acquisition, development, renovation, management and ultimate sale of a property and because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold property. The following table presents a reconciliation of net gain (loss) on sales of real estate properties in accordance with GAAP to Economic Gain (Loss):

	Year Ended December 31, 2024	Quarter Ended December 31, 2024
Net Gain (Loss) on Sales of Real Estate Properties	$546,797	$318,968
Accumulated Depreciation Gain	(350,066)	(238,470)
Economic Gain (Loss)	$196,731	$80,498

4th Quarter 2024 Earnings Release	30

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Established Markets – Includes Boston, New York, Washington, D.C., Seattle, San Francisco and Southern California (Los Angeles, Orange County and San Diego).

Expansion Markets – Includes Denver, Atlanta, Dallas/Ft. Worth and Austin.

FFO and Normalized FFO:

Funds From Operations (“FFO”) – Nareit defines FFO (December 2018 White Paper) as net income (computed in accordance with GAAP), excluding gains or losses from sales and impairment write-downs of depreciable real estate and land when connected to the main business of a REIT, impairment write-downs of investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and depreciation and amortization related to real estate. Adjustments for partially owned consolidated and unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Expected FFO per share is calculated on a basis consistent with actual FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that FFO and FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company, because they are recognized measures of performance by the real estate industry and by excluding gains or losses from sales and impairment write-downs of depreciable real estate and excluding depreciation related to real estate (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO available to Common Shares and Units can help compare the operating performance of a company’s real estate between periods or as compared to different companies.

Normalized Funds From Operations ("Normalized FFO" or "NFFO") – Normalized FFO begins with FFO and excludes:

•
the impact of any expenses relating to non-operating real estate asset impairment;
•
pursuit cost write-offs;
•
gains and losses from early debt extinguishment and preferred share redemptions;
•
gains and losses from non-operating assets; and
•
other miscellaneous items.

Expected Normalized FFO per share is calculated on a basis consistent with actual Normalized FFO per share and is considered an appropriate supplemental measure of expected operating performance when compared to expected EPS.

The Company believes that Normalized FFO and Normalized FFO available to Common Shares and Units are helpful to investors as supplemental measures of the operating performance of a real estate company because they allow investors to compare the Company's operating performance to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company's actual operating results.

FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units do not represent net income, net income available to Common Shares or net cash flows from operating activities in accordance with GAAP. Therefore, FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units should not be exclusively considered as alternatives to net income, net income available to Common Shares or net cash flows from operating activities as determined by GAAP or as a measure of liquidity. The Company's calculation of FFO, FFO available to Common Shares and Units, Normalized FFO and Normalized FFO available to Common Shares and Units may differ from other real estate companies due to, among other items, variations in cost capitalization policies for capital expenditures and, accordingly, may not be comparable to such other real estate companies.

FFO available to Common Shares and Units and Normalized FFO available to Common Shares and Units are calculated on a basis consistent with net income available to Common Shares and reflects adjustments to net income for preferred distributions and premiums on redemption of preferred shares in accordance with GAAP. The equity positions of various individuals and entities that contributed their properties to the Operating Partnership in exchange for OP Units are collectively referred to as the "Noncontrolling Interests – Operating Partnership". Subject to certain restrictions, the Noncontrolling Interests – Operating Partnership may exchange their OP Units for Common Shares on a one-for-one basis.

4th Quarter 2024 Earnings Release	31

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

The following table presents reconciliations of EPS to FFO per share and Normalized FFO per share for Consolidated Statements of Funds From Operations and Normalized Funds From Operations.

			Actual	Actual	Expected	Expected
	Actual 2024	Actual 2023	Q4 2024	Q4 2023	Q1 2025	2025
	Per Share	Per Share	Per Share	Per Share	Per Share	Per Share
EPS – Diluted	$2.72	$2.20	$1.10	$0.82	$0.63 to $0.67	$3.00 to $3.10
Depreciation expense	2.44	2.27	0.68	0.58	0.66	2.46
Net (gain) loss on sales	(1.40)	(0.72)	(0.81)	(0.40)	(0.40)	(1.59)
Impairment – operating real estate assets	—	—	—	—	—	—

FFO per share – Diluted	3.76	3.75	0.97	1.00	0.89 to 0.93	3.87 to 3.97

Adjustments (1):
Impairment – non-operating real estate assets	—	—	—	—	—	—
Write-off of pursuit costs	0.01	0.01	0.01	—	—	0.01
Debt extinguishment and preferred share redemption (gains) losses	—	—	—	—	—	—
Non-operating asset (gains) losses	(0.04)	(0.03)	—	(0.02)	—	—
Other miscellaneous items	0.16	0.05	0.02	0.02	0.01	0.02

Normalized FFO per share – Diluted	$3.89	$3.78	$1.00	$1.00	$0.90 to $0.94	$3.90 to $4.00

(1)
See Adjustments from FFO to Normalized FFO for additional detail.

Lease-Up NOI – Represents NOI for development properties: (i) in various stages of lease-up; and (ii) where lease-up has been completed but the properties were not stabilized (defined as having achieved 90% Physical Occupancy for three consecutive months) for all of the current and comparable periods presented.

Leasing Concessions – Reflects upfront discounts on both new move-in and renewal leases on a straight-line basis.

Net Operating Income (“NOI”) – NOI is the Company’s primary financial measure for evaluating each of its apartment properties. NOI is defined as rental income less direct property operating expenses (including real estate taxes and insurance). The Company believes that NOI is helpful to investors as a supplemental measure of its operating performance because it is a direct measure of the actual operating results of the Company's apartment properties. NOI does not include an allocation of property management expenses either in the current or comparable periods. Rental income for all leases and operating expense for ground leases (for both same store and non-same store properties) are reflected on a straight-line basis in accordance with GAAP for the current and comparable periods.

The following tables present reconciliations of net income per the consolidated statements of operations to NOI, along with rental income, operating expenses and NOI per the consolidated statements of operations allocated between same store and non-same store/other results and further allocated between Residential same store and Non-Residential same store results (see Same Store Results):

	Year Ended December 31,		Quarter Ended December 31,
	2024	2023	2024	2023
Net income	$1,070,975	$868,488	$433,871	$322,269
Adjustments:
Property management	132,739	119,804	32,358	29,490
General and administrative	61,653	60,716	12,751	11,581
Depreciation	952,191	888,709	264,150	226,788
Net (gain) loss on sales of real estate properties	(546,797)	(282,539)	(318,968)	(155,505)
Interest and other income	(30,329)	(22,345)	(3,828)	(11,049)
Other expenses	74,051	29,419	14,957	8,902
Interest:
Expense incurred, net	285,735	269,556	79,973	68,674
Amortization of deferred financing costs	7,834	8,941	2,050	1,918
Income and other tax expense (benefit)	1,256	1,148	331	256
(Income) loss from investments in unconsolidated entities	8,974	5,378	4,109	1,531
Total NOI	$2,018,282	$1,947,275	$521,754	$504,855

4th Quarter 2024 Earnings Release	32

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

	Year Ended December 31,		Quarter Ended December 31,
Rental income:	2024	2023	2024	2023
Residential same store	$2,716,579	$2,638,467	$688,118	$671,373
Non-Residential same store	106,839	101,726	25,671	25,501
Total same store	2,823,418	2,740,193	713,789	696,874
Non-same store/other	156,690	133,771	52,990	30,626
Total rental income	2,980,108	2,873,964	766,779	727,500
Operating expenses:
Residential same store	864,592	841,376	215,431	206,801
Non-Residential same store	29,885	28,259	7,608	7,104
Total same store	894,477	869,635	223,039	213,905
Non-same store/other	67,349	57,054	21,986	8,740
Total operating expenses	961,826	926,689	245,025	222,645
NOI:
Residential same store	1,851,987	1,797,091	472,687	464,572
Non-Residential same store	76,954	73,467	18,063	18,397
Total same store	1,928,941	1,870,558	490,750	482,969
Non-same store/other	89,341	76,717	31,004	21,886
Total NOI	$2,018,282	$1,947,275	$521,754	$504,855

New Lease Change – The net effective change in rent (inclusive of Leasing Concessions) for a lease with a new or transferring resident compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Non-Residential – Consists of revenues and expenses from retail and public parking garage operations.

Non-Same Store Properties – For annual comparisons, primarily includes all properties acquired during 2023 and 2024, plus any properties in lease-up and not stabilized as of January 1, 2023. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Percentage of Residents Renewing – Leases renewed expressed as a percentage of total renewal offers extended during the reporting period.

Physical Occupancy – The weighted average occupied apartment units for the reporting period divided by the average of total apartment units available for rent for the reporting period.

Pricing Trend – Weighted average of 12-month base rent including amenity amount less Leasing Concessions on 12-month signed leases for the reporting period.

Renewal Rate Achieved – The net effective change in rent (inclusive of Leasing Concessions) for a new lease on an apartment unit where the lease has been renewed as compared to the rent for the prior lease of the identical apartment unit, regardless of lease term.

Residential – Consists of multifamily apartment revenues and expenses.

Same Store Operating Expenses:

Insurance – Includes third-party insurance premiums, broker fees and other insurance-related procurement fees along with an allocation of estimated uninsured losses.

On-site Payroll – Includes payroll and related expenses for on-site personnel including property managers, leasing consultants and maintenance staff.

Other On-site Operating Expenses – Includes ground lease costs and administrative costs such as office supplies, telephone and data charges and association and business licensing fees.

Repairs and Maintenance – Includes general maintenance costs, apartment unit turnover costs including interior painting, routine landscaping, security, exterminating, fire protection, snow removal, elevator, roof and parking lot repairs and other miscellaneous building repair and maintenance costs.

Utilities – Represents gross expenses prior to any recoveries under the Resident Utility Billing System (“RUBS”). Recoveries are reflected in rental income.

4th Quarter 2024 Earnings Release	33

Equity Residential

Additional Reconciliations and Definitions of Non-GAAP Financial Measures and Other Terms – Continued

(Amounts in thousands except per share and per apartment unit data)

(All per share data is diluted)

Same Store Properties – For annual comparisons, primarily includes all properties acquired or completed that are stabilized prior to January 1, 2023, less properties subsequently sold. Properties are included in Same Store when they are stabilized for all of the current and comparable periods presented. Unless otherwise noted, includes both Residential and Non-Residential operations for these properties.

Same Store Residential Revenues – Revenues from our Residential Same Store Properties only presented on a GAAP basis which reflects the impact of Leasing Concessions on a straight-line basis.

Same Store Residential Revenues with Leasing Concessions on a cash basis is presented in Same Store Results and is considered by the Company to be a supplemental measure to Same Store Residential Revenues in conformity with GAAP to help investors evaluate the impact of both current and historical Leasing Concessions on GAAP-based Same Store Residential Revenues and to more readily enable comparisons to revenue as reported by other companies. Same Store Residential Revenues with Leasing Concessions on a cash basis reflects the impact of Leasing Concessions used in the period and allows an investor to understand the historical trend in cash Leasing Concessions.

% of Stabilized Budgeted NOI – Represents original budgeted 2025 NOI for stabilized properties and projected annual NOI at stabilization (defined as having achieved 90% Physical Occupancy for three consecutive months) for properties that are in lease-up.

Total Budgeted Capital Cost – Estimated remaining cost for projects under development and/or developed plus all capitalized costs incurred to date, including land acquisition costs, construction costs, capitalized real estate taxes and insurance, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, plus any estimates of costs remaining to be funded for all projects, all in accordance with GAAP. Amounts for partially owned consolidated and unconsolidated properties are presented at 100% of the project.

Total Market Capitalization – The aggregate of the market value of the Company’s outstanding common shares, including restricted shares, the market value of the Company’s operating partnership units outstanding, including restricted units (based on the market value of the Company’s common shares) and the outstanding principal balance of debt. The Company believes this is a useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common shares trade. However, because this measure of leverage changes with fluctuations in the Company’s share price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable.

Traffic – Consists of an expression of interest in an apartment by completing an in-person tour, self-guided tour or virtual tour that may result in an application to lease.

Transaction Accretion (Dilution) – Represents the spread between the Acquisition Cap Rate and the Disposition Yield.

Turnover – Total Residential move-outs (including inter-property and intra-property transfers) divided by total Residential apartment units.

Unencumbered NOI % – Represents NOI generated by consolidated real estate assets unencumbered by outstanding secured debt as a percentage of total NOI generated by all of the Company's consolidated real estate assets.

Weighted Average Coupons – Contractual interest rate for each debt instrument weighted by principal balances as of December 31, 2024. In case of debt for which fair value hedges are in place, the rate payable under the corresponding derivatives is used in lieu of the contractual interest rate.

Weighted Average Rates – Interest expense for each debt instrument for the year ended December 31, 2024 weighted by its average principal balance for the same period. Interest expense includes amortization of premiums, discounts and other comprehensive income on debt and related derivative instruments. In case of debt for which derivatives are in place, the income or expense recognized under the corresponding derivatives is included in the total interest expense for the period.

4th Quarter 2024 Earnings Release	34